Dynavax Technologies

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Contact:
Michael Ostrach
Vice President and Chief Business Officer
510-665-7257
mostrach@dynavax.com

Dynavax Announces Submission of Responses to EMA Day 120 List of Questions for HEPLISAV™ MAA

BERKELEY, CA -- (Marketwired) -- 12/19/13 -- Dynavax Technologies Corporation (NASDAQ: DVAX) confirmed today that during the fourth quarter of 2013 it had submitted its responses to the Day 120 List of Questions issued by the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) regarding Dynavax's Marketing Authorization Application (MAA) for its HEPLISAV investigational adult hepatitis B vaccine.

Dynavax expects to receive the EMA Day 180 List of Outstanding Issues during the first quarter of 2014.

About HEPLISAV

HEPLISAV is an investigational adult hepatitis B vaccine that combines hepatitis B surface antigen with a proprietary Toll-like Receptor 9 agonist to enhance the immune response. Dynavax has worldwide commercial rights to HEPLISAV.

About Dynavax

Dynavax, a clinical-stage biopharmaceutical company, discovers and develops novel vaccines and therapeutics in the areas of infectious and inflammatory diseases and oncology.  Dynavax's lead product candidate is HEPLISAV, a Phase 3 investigational adult hepatitis B vaccine. For more information visit www.dynavax.com.